Exhibit 10.1


                AGREEMENT FOR PURCHASE AND ASSIGNMENT OF LICENSE


     THIS AGREEMENT is dated effective July 30, 1999, and is entered into by and between IRT Industries, Inc., a Florida corporation ("Licensee") and Commerce Capital Group, LLC, a South Carolina limited liability company ("Licensor").

                                    RECITALS:

1. Licensor has the rights to certain proprietary technology and software, for estate planning, which permits professionals and non-professional users, to access forms, instructions, assistance, on-line through the Internet, to develop estate planning and related documentation, as more specifically identified in documentation delivered to Licensee, under including future modifications, additions, corrections, and improvements (the "Software"); and

2. Licensor wishes to license, and Licensee wishes to receive, a license (the "License") for the limited right to market and use such "Software" in certain states, and the parties would like to confirm their agreement on certain related matters, all as described below and upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises, mutual promises, covenants, terms and conditions herein, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereby agree as follows:

1. RECITALS, EXHIBITS AND SCHEDULES. All of the above recitals are true, correct and complete, as well as each exhibit and schedule attached hereto, which are incorporated herein by reference.

2. ASSIGNMENT. Licensee agrees to receive from Licensor, and Licensor agrees to assign to Licensee (hereinafter the "Assignment"), on the "Closing" (hereinafter defined in Section titled "Closing and Certain Related Matters" herein), the "License." Licensor represents and warrants that, among other things, the License to be conveyed to Licensee by Licensor at Closing will be free and clear of any and all liens, encumbrances, claims or demands of third parties, except as both disclosed and otherwise provided for herein, and shall include:

          (i) the right to market and use the Software in the "Territory" (herein defined;

          (ii) the right to market the Software to defined potential customers in the Territory only as follows: professionals in the fields of accounting, stock brokerage, insurance, lawyers, investment advisory services, financial planning, and human resources;


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          (iii)  the  Territory  is  initially  Florida  (but may also  include, subject to the following terms, Georgia, Alabama, Mississippi, and Tennessee as the "Remaining States");

          (iv) the non-exclusive right to utilize the logos and names related to the Software, as supplied to Licensee by Licensor;

          (v) all current, and any future amendments, of sales, usage, limited technical, instructional, and similar documentation and literature relating to the Software; and

          (vi) the right to receive all income generated from the sale of the Software in the Territory, less any nominal adjustments or delivery costs to be resolved between Licensor and Licensee.

3. PURCHASE PRICE. The purchase price for the License, which includes the financial and other assistance of Licensor described herein, is the sum of 21,000,000 shares of Common Stock to include as the Territory the State of Florida, and the agreement below to pay additional money, or shares for additional states, which will be paid by the Licensee to the Licensor as provided below ("Purchase Price").

4. PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid to Licensor as follows, subject to the terms and conditions of this Agreement:

          (i) a certificate for 21,000,000 shares of Common Stock (unless noted otherwise herein, all shares shall be "restricted securities" with reference to Rule 144) will be delivered to Licensor on or about the Closing, with Licensee to be deemed to have as the "Territory" the State of Florida;

          (ii) the Licensee may, only as an option that may be exercised by Licensee if it elects, to deliver additional shares of Common Stock, or cash as the parties may agree, to Licensor for the "Remaining States," described above, over the next three years in installments at such times and amounts as determined by the Board of Licensee, but not later than two years from the Closing;

          (iii) as to said Remaining States, Licensee may pay same in money or in shares of Common Stock of Licensee, and if in stock, the following shall be the number of shares needed for each state: Georgia, 15,003,007 shares; Alabama 8,701,251 shares; Mississippi 5,496,601 shares; Tennessee 10,799,141 shares.

As to the Shares, the following shall apply:

     (a) On the Closing, the Licensee shall deliver an initial certificate in the total of 21,000,000 Shares to the Licensor, of Common Stock of the Licensee. The Shares shall be


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


unregistered, in the common form of "restricted securities" as defined under Rule 144 of the U.S. Securities and Exchange Commission ("SEC").

     (b) After the Closing, as additional shares of Common Stock that become available due to any recapitalization, or otherwise, the Licensee shall deliver promptly additional certificates to Licensor of Shares, until the balance of the Purchase Price is paid in full.

     (c) The Licensor will have the right, on no more than 3 occasions per year, following the Closing, to require that the Licensee use best efforts to register the Shares with the SEC and applicable states, in order for the Shares to be free trading securities. While the Licensor will cooperate as to any such registration, the expense and effort of same shall be borne by the Licensee.

5. ASSUMPTION OF LIABILITIES. A. At Closing, Licensor will not assume any obligations of Licensee, and Licensee will not assume any obligations of Licensor.

     A. Following the Closing, Licensor shall not assume, or become liable for, any obligations or liabilities of Licensee due to the operation of its business, including as to the marketing of the Software, including, without limitation, liabilities or obligations in respect of (i) as the case may be, the shareholders, partners, owners, directors or officers of Licensee; (ii) any pension or profit sharing, bonus or similar compensation or other plan; (iii) employees for any period; (iv) Federal, state or local taxes measured by or in respect of Licensee's income for any period; (v) taxes, fines, penalties and the like imposed by any person (for the purpose of this Agreement, "person" includes any individual entity or person, natural or otherwise) on Licensee or any affiliate of Licensee; (vi) any loans, notes or accounts payable; (vii) Federal, state or local payroll, excise or property taxes and any other type of tax whatsoever; and (viii) any fines, penalties or the like due to the Federal government, the State of Florida, or any other state or any instrumentality or agency of the foregoing for any events, circumstances or facts.

6. CLOSING AND CERTAIN RELATED MATTERS. A. Closing Date. The date for the closing of the Agreement (herein "Closing") shall be the date first written above, unless the parties agree otherwise in writing. The Closing shall be held by overnight mail or fax unless another time and place are mutually agreed upon by the parties hereto in writing.

     B. Conditions Precedent to the Closing.

          (i) By Licensor. The obligation of Licensor to consummate this Agreement shall be subject to, and conditioned upon, the satisfaction, at or prior to Closing, of each of the following conditions, and as otherwise provided in this Section, except to the extent of any waiver by Licensor in writing signed by Licensor:

     C. Compliance with Agreement. Licensee shall have performed and complied with all covenants and agreements of Licensee hereunder, and satisfied all conditions hereunder, that Licensee is required by this Agreement to perform, comply with, or satisfy before or at Closing, and all actions,


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




proceedings, instruments and documents required of Licensee to carry out the terms of this Agreement shall have been duly delivered to Licensor.

     D. Adverse Changes. No event shall have occurred between the date of this Agreement and the Closing date which has or might reasonably have a material adverse affect on the Licensee.

     E. Representations. The representations of Licensee hereunder, which shall be deemed (1) to have been made as of the date of this Agreement and also on the Closing date and (ii) to continue and survive the Closing, shall be true, complete and correct.

     F. Financial Conditions. There shall have been no material adverse change in the financial condition of Licensee, including the results of operations and liquidity.

     G. Errors, Etc. Licensor shall not have discovered any material error, misstatement or omission of Licensee hereunder or in any information, schedule or exhibit delivered to Licensee on or before the Closing date.

          (ii) By Licensee. The obligation of Licensee to consummate this Agreement shall be subject to and conditioned upon the satisfaction, at or prior to Closing, the same conditions under (i) above, except as they apply to Licensor.

(A) Transition. Licensor shall aid and assist Licensee in the transition of the business focus of the Licensee, and use of the Software related thereto.

(B) CERTAIN REPRESENTATIONS OF LICENSEE. As a material inducement to Licensor to enter into this Agreement and perform hereunder, Licensee hereby represents to Licensor, in addition to such other representations contained elsewhere herein, the following:

     A. Financial Statements. The filings with the SEC pertaining to the Licensee were prepared under generally accepted accounting principles and fairly represent the financial performance and condition of the Licensee as of the date hereof with the current financial performance and conditions as of the date hereof being represented by Licensee to Licensor as being equal to or better than such past performance and condition.

     B. Absence of Specified Changes. Except as provided herein, Licensee has not, and from the date hereof to and including the Closing, Licensee will not have: (i) mortgaged, pledged, subjected to lien, charged, encumbered or granted a security interest, tangible or intangible, in its assets; or (ii) suffered any damage, destruction or loss (whether or not covered by insurance) or waived any rights of substantial value, except, notwithstanding anything herein, for the need of Licensee to compensate certain consultants and professionals with shares of its Common Stock prior to the Closing, and after giving effect to this and the issuance of the 21,000,000 Shares above, approximately sixty nine million shares remain available for issuance subject to proper formalities and issuance requirements.


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


     C. Liabilities. Except as disclosed in its SEC filings or herein, Licensee has no other debts, contracts, liabilities or obligations of any kind, character or description, whether accrued, absolute, contingent or otherwise, or due or to become due, for which Licensor shall in any way be directly or indirectly subject to or liable for.

     D. Taxes. Within the times and in the manner prescribed by law, Licensee has filed all Federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable. There are no present disputes as to taxes, of any nature, payable by Licensee.

     E. Compliance with Law and Other Instruments. Licensee is a duly organized, validly existing corporation in good standing in the State of Florida, Licensee is not in violation or default of any term or provision of any law, charter, bylaw, mortgage, indenture, contract, agreement, lease, instrument, judgment, decree, order, statute, rule, regulation or ordinance, and the execution, delivery and performance of, and compliance with, this Agreement will not result in the violation of, or be in conflict with, or constitute a default under, any such term or provision or result in the creation of any mortgage, lien, encumbrance, or charge upon any assets pursuant to any such term or provision.

II. CERTAIN REPRESENTATIONS OF LICENSOR. As a material inducement to Licensee to enter into this Agreement and perform hereunder, Licensor hereby represents to Licensee, in addition to such other representations contained elsewhere herein, the following:

     A. Review. Prior to Closing, Licensor has the opportunity to review, among other things, SEC filings of Licensee, and any other information requested, and has had a complete opportunity to ask questions and receive answers.

     B. Rights To Software. Licensor has good and marketable rights to the Software.

     C. Compliance with Law and Other Instruments. Licensor is a duly organized, validly existing limited liability company in good standing in the State of South Carolina. Licensor is not in violation or default of any term or provision of any law, charter, bylaw, mortgage, indenture, contract, agreement, lease, instrument, judgment, decree, order, statute, rule, regulation or ordinance, and the execution, delivery and performance of, and compliance with, this Agreement will not result in the violation of, or be in conflict with, or constitute a default under, any such term or provision or result in the creation of any mortgage, lien, encumbrance, or charge upon any assets pursuant to any such term or provision.

     D. Software Value, Assistance and Financing. (i). The parties believe the Software has a multi-millon dollar potential market. The Licensor and its founders have expended hundreds of thousands of dollars and approximately 15 years of development to create the Software. There is little or no competition for the type of software at issue considering the intended delivery via the Internet, and research and comparables in the market place.


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


          (ii) Licensor will soon have a high-quality multi-linked Internet site established, and currently market demographics, research, and planning is in place, having been undertaken by, or at the direction of the Licensor, and all of such benefits will be made available to Licensee at no additional cost. Licensor has established numerous industry contacts, and has highly experienced persons from such companies as Oracle and its business partners, and Price Waterhouse Coopers, which such people have or will shortly be involved in the promotion, and business pursuit of the Software, and for the benefit of the Licensee as well.

          (iii) Licensor has already established close ties with investors, brokers, investment bankers, and institutions as well as banks, who are prepared to assist in the funding by way of loans, collateralization, private placements, letter of credits, etc. the necessary funds to not only assist Licensor, but also for the benefit of Licensee. Licensor acknowledges Licensee is and will be in need of substantial funding to pursue the exploitation of the License, and also its responsibilities as a publicly trading company. Licensor is committed to use its best efforts to establish the necessary funding to assist Licensee.

8. ACCESS TO RECORDS. Prior to this Agreement, Licensee has afforded to Licensor free and full access to the properties, books and records of Licensee.

9. COVENANT NOT TO COMPETE AND NON-DISCLOSURE. The Licensor further covenants and agrees that it will not, jointly, individually or collectively as a participant in a partnership, sole proprietorship, corporation or other entity, or as an operator, investor, shareholder, partner, director, employee, consultant, manager, advisor or in any other capacity whatsoever, either directly or indirectly, compete with Licensee in the Territory, except for categories of customers not expressly included in the "Territory" described above.

10. BROKERAGE AND FINDER'S FEES. The parties represent to one another that there are no brokerage or finder fees due to anyone in connection with this Agreement.

11. LICENSE TERM. The term of the License, as described herein by the Licensee, shall start from the Closing and shall continue until sooner terminated as the parties hereto may agree in writing or due to a material breach of the terms hereof.

12. BOARD OF DIRECTORS. In order to improve the probability of the success of Licensee in its use of the License, the current sole Director of the Licensee will appoint the following persons to serve on the Board of Licensee as replacements for vacant seats, upon the intended resignation of said sole Director as a Director and officer of Licensee upon the Closing. Licensor represents that the following persons have qualifications and have agreed to sit on the Board, and assume positions as the officers of the Licensee:

NAMES:

         Gary N. Dixon, Sr.         Director,


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


         Eric F. Heintschel         Director
         Dale Chapman               President, Secretary and Treasurer

13. MISCELLANEOUS PROVISIONS. A. Gender. Wherever the context shall require, all words herein in the masculine gender shall be deemed to include the feminine or neuter gender, all singular words shall include the plural, and all plural shall include the singular.

B. Severability. If any provision hereof is deemed unenforceable by a court of competent jurisdiction, the remainder of this Agreement, and the application of such provision in other circumstances shall not be affected thereby.

     C. Further Cooperation. From and after the date of this Agreement, each of the parties hereto agrees to execute whatever additional documentation or instruments as are necessary to carry out the intent and purposes of this Agreement or to comply with any law.

     D. Waiver. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the waiving party. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein, shall not be construed as a waiver or relinquishment of any other condition, promise, agreement or understanding set forth herein or of the right to insist upon strict performance of such waived condition, promise, agreement or understanding at any other time.

     E. Expenses. Except as otherwise provided herein, each party hereto shall bear all expenses incurred by each such party in connection with preparing and signing this Agreement and in the consummation of the transactions contemplated hereby and in preparation thereof.

     F. Amendment. This Agreement may only be amended or modified at any time, and from time to time, in writing, executed by the parties hereto.

     G. Captions. Captions herein are for the convenience of the parties and shall not affect the interpretation of this Agreement.

     H. Counterpart Execution. This Agreement may be executed by fax and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     I. Assignment. This Agreement is not assignable.

     J. Parties in Interest. Provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by Licensee and Licensor, other permitted successors and assigns, if any. Nothing contained in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or


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


discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation over, or action against, any party to this Agreement.

     K. Entire Agreement. This Agreement and the exhibits attached hereto constitute the entire agreement and understanding of the parties on the subject matter hereof and supersede all prior agreements and understandings.

     L. Construction. This Agreement shall be governed by the laws of the State of Florida without reference to conflict of laws and the venue for any action, claim or dispute in respect of this Agreement shall be such court of competent jurisdiction as is located in Broward County, Florida. The parties agree and acknowledge that each has reviewed this Agreement and the normal rule of construction that agreements are to be construed against the drafting party shall not apply in respect of this Agreement given the parties have mutually negotiated and drafted this Agreement

     M. Independent Legal Counsel. The parties hereto agree that (i) each has retained independent legal counsel in connection with the negotiation, preparation and execution of this Agreement, (ii) each has been advised of the importance of retaining legal counsel, and (iii) by the execution of this Agreement, each party who has not retained independent legal counsel acknowledges having waived such right.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

/s/ Clint F. Walker                 LICENSOR:
                                    COMMERCE CAPITAL GROUP, LLC

-------------------------
Witness

                                    By:           /s/ R.E. Hughes
                                        ---------------------------------------

                                    Its:              Managing Member
                                        ---------------------------------------



                                    LICENSEE:
                                    IRT INDUSTRIES, INC.
/s/ Patrick Trapper
------------------------           By:          /s/ Arnold J. Wrobel
                                         ---------------------------------------
Witness
                                          President and Chief Executive Officer
                                    Its:  --------------------------------------


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